Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1/A (File No. 333-273113) and related Prospectus, of our report dated June 12, 2023, with respect to the financial statements of Aclarion, Inc. as of December 31, 2022 and for the year then ended, which report is included in the Annual Report on Form 10-K/A of Aclarion, Inc. for the year ended December 31, 2022, filed with the Securities and Exchange Commission. Our audit report includes an explanatory paragraph relating to Aclarion, Inc.’s ability to continue as a going concern.

We also consent to the reference to our firm under the caption "Experts."

/s/ CohnReznick LLP

Sunrise, Florida

July 12, 2023